                                                                  EXHIBIT (a)(1)



                           ENCORE MEDICAL CORPORATION


                           OFFER TO PURCHASE FOR CASH
                        ANY OR ALL OUTSTANDING WARRANTS,
              EACH EXERCISABLE AT $7.00 PER SHARE OF COMMON STOCK,
                                       AT
                                $0.25 PER WARRANT
                      AND ANY OR ALL OUTSTANDING RIGHTS TO
                                ACQUIRE WARRANTS,
                               WHICH WARRANTS ARE
              EACH EXERCISABLE AT $7.00 PER SHARE OF COMMON STOCK,
                                       AT
                             $0.25 PER EACH WARRANT
                       ACQUIRABLE UPON EXERCISE OF A RIGHT
--------------------------------------------------------------------------------

              THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
            MIDNIGHT, AUSTIN, TEXAS TIME, ON WEDNESDAY, DECEMBER 30,
                       1998, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

         Encore Medical Corporation, a Delaware corporation (the "Company"), is offering to purchase (i) any or all of its outstanding warrants, which have an exercise price of $7.00 per share (the "Warrants"), at a price, net to the seller in cash, of $0.25 per Warrant (the "Purchase Price"), and (ii) any or all of its outstanding rights to acquire Warrants, which Warrants are each exercisable at $7.00 per share (the "Rights"), at a purchase price, net to the seller in cash, of $0.25 per each Warrant acquirable upon exercise of a Right, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). Each Warrant entitles the holder thereof to purchase one share of Common Stock, $.001 par value per share ("Common Stock"), of the Company at a price of $7.00 per share, subject to adjustment, from the date of issuance until March 25, 2001.

                        ---------------------------------

         As of November 30, 1998, the Company had issued and outstanding 1,228,728 Warrants and 445,220 Rights to acquire Warrants. Neither the Warrants nor the Rights are quoted by The Nasdaq National Market or are listed for trading on any stock exchange. On November 30, 1998, the closing sales price of the Common Stock on the Nasdaq National Market (under the symbol "ENMC") was $3.8125 per share. See Section 9. WARRANTHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON STOCK.

                        ---------------------------------

         THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF WARRANTS OR RIGHTS BEING TENDERED AND NOT WITHDRAWN, NOR UPON OBTAINING ANY FINANCING. THE OFFER IS SUBJECT ONLY TO THE CONDITIONS SET FORTH IN SECTION 8.

                       ---------------------------------

         THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY WARRANTHOLDER OR RIGHTHOLDER SHOULD TENDER ANY OR ALL OF SUCH WARRANTHOLDER'S OR RIGHTHOLDER'S WARRANTS OR RIGHTS PURSUANT TO THE OFFER. EACH WARRANTHOLDER AND RIGHTHOLDER MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER WARRANTS AND/OR RIGHTS AND, IF SO, HOW MANY WARRANTS AND/OR RIGHTS TO TENDER. THE COMPANY HAS BEEN ADVISED THAT THE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY CURRENTLY INTEND TO TENDER AN AGGREGATE OF 240,983 WARRANTS AND RIGHTS TO ACQUIRE AN AGGREGATE OF 275,482 WARRANTS.

                       ---------------------------------

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION
    NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR THE
           ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY
                   REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                        ---------------------------------


             The date of this Offer to Purchase is December 2, 1998.

                                    IMPORTANT

         Any warrantholder or rightholder desiring to tender all or any portion of such holder's Warrants or Rights should either (a) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver it and any other required documents (including the certificates representing the Warrants to be tendered) to the Company at 9800 Metric Boulevard, Austin, Texas 78758, Attn: Vice President - Legal Affairs, or (b) request such holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder. Any holder whose Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such holder desires to tender Warrants.

         Questions and requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Company at the address and telephone number set forth on the last page of this Offer to Purchase.

         NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER WARRANTHOLDERS OR RIGHTHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING WARRANTS OR RIGHTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                TABLE OF CONTENTS


SUMMARY  .........................................................................................................2

INTRODUCTION......................................................................................................4

SPECIAL FACTORS...................................................................................................5
         SECTION 1. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE
                    COMPANY AFTER THE OFFER.......................................................................5
         SECTION 2. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.......................................................6
                    PURCHASE OF WARRANT OR RIGHT................................................................. 6
                    BACK-UP WITHHOLDING.......................................................................... 6
         SECTION 3. CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS; NO
                    APPRAISAL RIGHTS..............................................................................6

THE OFFER.........................................................................................................7
         SECTION 4. EXPIRATION DATE; EXTENSION OF THE OFFER.......................................................7
         SECTION 5. PROCEDURE FOR TENDERING OF WARRANTS AND RIGHTS................................................7
                    PROPER TENDER OF WARRANTS AND RIGHTS..........................................................7
                    SIGNATURE GUARANTEES AND METHOD OF DELIVERY...................................................8
                    FEDERAL BACKUP WITHHOLDING....................................................................8
                    DETERMINATIONS OF VALIDITY OF WARRANTS OR RIGHTS; REJECTION OF
                    WARRANTS OR RIGHTS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE
                    NOTICE OF DEFECTS.............................................................................8
         SECTION 6. WITHDRAWAL RIGHTS.............................................................................8
         SECTION 7. ACCEPTANCE FOR PAYMENT OF WARRANTS OR RIGHTS AND PAYMENT OF
                    PURCHASE PRICE................................................................................9
         SECTION 8. CERTAIN CONDITIONS OF THE OFFER..............................................................10
         SECTION 9. PRICE RANGE OF COMMON STOCK..................................................................11
         SECTION 10. CERTAIN INFORMATION CONCERNING THE COMPANY..................................................12
                     GENERAL  ...................................................................................12
                     SUMMARY CONSOLIDATED FINANCIAL DATA.........................................................12
                     ADDITIONAL INFORMATION......................................................................13
         SECTION 11. SOURCE AND AMOUNT OF FUNDS..................................................................14
         SECTION 12. TRANSACTIONS AND ARRANGEMENTS CONCERNING THE WARRANTS
                     AND RIGHTS..................................................................................14
         SECTION 13. EXTENSION OF THE TENDER PERIOD; TERMINATION; AMENDMENTS ....................................15
         SECTION 14. FEES AND EXPENSES...........................................................................16
         SECTION 15. MISCELLANEOUS...............................................................................16

SCHEDULE A. DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY.....................................................A-1






                                       (i)

                                     SUMMARY

         This summary is provided solely for the convenience of the warrantholders and rightholders and is qualified in its entirety by reference to the full text and more specific details contained in this Offer to Purchase and the related Letter of Transmittal and any amendments hereto and thereto.



The Company                         Encore Medical Corporation

Warrants Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $7.00 per share, subject to adjustment, from the date of issuance until March 25, 2001. See Section 12.

Number of Warrants                  1,228,728 (all of the Warrants outstanding).

Purchase Price of Warrants          $0.25 per Warrant, net to the seller in
                                    cash, upon the terms and conditions set
                                    forth herein and in the Letter of
                                    Transmittal. See Section 8.

Rights Each Right entitles the holder thereof to acquire that number of Warrants specified in the Right.

Number of Warrants Acquirable
Upon Exercise of Rights             445,220

Purchase Price of Rights            $0.25 per Warrant acquirable upon exercise
                                    of the Right, net to the seller in cash,
                                    upon the terms and conditions set forth
                                    herein and in the Letter of Transmittal. See
                                    Section 8.

Expiration Date of Offer            December 30, 1998, at 12:00 midnight,
                                    Austin, Texas time, unless extended.

How to Tender Warrants
and Rights                          See Section 5. For further information,
                                    call the Company or consult your broker for
                                    assistance.

Withdrawal Rights                   Tendered Warrants and Rights may be
                                    withdrawn at any time until the Expiration
                                    Date of the Offer, and may also be withdrawn
                                    after January 29, 1999 unless previously
                                    accepted for payment by the Company. See
                                    Section 4 and Section 6.

Conditions to Offer                 The Offer is not conditioned upon any
                                    minimum number of Warrants or Rights being
                                    tendered and not withdrawn or upon obtaining
                                    financing. The Offer is subject only to the
                                    conditions set forth in Section 8.

Purpose and Effects of Offer        The Company is making the Offer to eliminate
                                    the potential dilutive effect that would
                                    occur if the Warrants or Rights are
                                    exercised by the holders thereof on or
                                    before March 25, 2001, the expiration date
                                    of the Warrants. The Offer also gives
                                    warrantholders and rightholders the
                                    opportunity to sell their Warrants and
                                    Rights at a time when the Warrants and
                                    Rights are not actively traded. See Section
                                    1.

Market Price of Common Stock        On November 30, 1998, the closing sales
                                    price of the Common Stock on the Nasdaq
                                    National Market was $3.8125 per share. See
                                    Section 9. Warrantholders and




                                    rightholders are urged to obtain a current market quotation. No active trading market exists for the Warrants or Rights. See
                                    Section 1.

Brokerage Commissions               Not payable by warrantholders or
                                    rightholders.

Stock Transfer Tax                  None, except as provided in Instruction 3
                                    of the Letter of Transmittal and Section 7.

Payment Date                        As soon as practicable after the Expiration
                                    Date of the Offer.

Further Information                 Any questions, requests for assistance or
                                    requests for additional copies of this Offer
                                    to Purchase, the Letter of Transmittal or
                                    other materials relating to the Offer may be
                                    obtained by contacting the Company at the
                                    address and telephone number set forth on
                                    the last page of this Offer to Purchase.


                                  INTRODUCTION

         Encore Medical Corporation, a Delaware corporation (the "Company"), is offering to purchase (i) any or all of its outstanding warrants, which have an exercise price of $7.00 per share (the "Warrants"), at a price, net to the seller in cash, of $0.25 per Warrant (the "Purchase Price") and (ii) any or all of its outstanding rights to acquire Warrants (the "Rights"), at a purchase price, net to the seller in cash, of $0.25 per each Warrant acquirable upon exercise of a Right, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). Each Warrant entitles the holder thereof to purchase one share of Common Stock, $.001 par value per share ("Common Stock"), of the Company at a price of $7.00 per share, subject to adjustment, from the date of issuance until March 25, 2001.

         As of November 30, 1998, the Company had issued and outstanding 1,228,728 Warrants and 445,220 Rights to acquire Warrants, which were held by 124 and 122 recordholders and beneficial owners, respectively. On November 30, 1998, the closing sales price of the Common Stock on the Nasdaq National Market was $3.8125 per share. See Section 9. WARRANTHOLDERS AND RIGHTHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE WARRANTS.

         THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF WARRANTS OR RIGHTS BEING TENDERED AND NOT WITHDRAWN, NOR UPON OBTAINING FINANCING. THE OFFER IS SUBJECT ONLY TO THE CONDITIONS SET FORTH IN SECTION 8.

         THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY WARRANTHOLDER OR RIGHTHOLDER SHOULD TENDER ANY OR ALL OF SUCH HOLDER'S WARRANTS OR RIGHTS PURSUANT TO THE OFFER. EACH WARRANTHOLDER OR RIGHTHOLDER MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER WARRANTS OR RIGHTS AND, IF SO, HOW MANY WARRANTS OR RIGHTS TO TENDER. THE COMPANY HAS BEEN ADVISED THAT THE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY CURRENTLY INTEND TO TENDER AN AGGREGATE OF 240,983 WARRANTS AND RIGHTS TO ACQUIRE AN AGGREGATE OF 275,482 WARRANTS.

         Warrantholders or rightholders are not under any obligation to accept the Offer or to remit the Warrants or Rights to the Company pursuant to the Offer. Tendering warrantholders or rightholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to the Instructions to the Letter of Transmittal, stock transfer taxes on the purchase of Warrants or Rights by the Company. ANY TENDERING WARRANTHOLDER, RIGHTHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN INDIVIDUAL, FORM W-8 OBTAINABLE FROM THE COMPANY) MAY BE SUBJECT TO REQUIRED U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH WARRANTHOLDER, RIGHTHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 5.

         The address of the principal executive offices of the Company is 9800 Metric Boulevard, Austin, Texas 78758.

                                 SPECIAL FACTORS

SECTION 1. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER

         Each Warrant is exercisable for one share of Common Stock at a price of $7.00 per share, subject to adjustment in certain events, and each Right is exercisable for the number of Warrants specified therein. All of the Warrants and Rights were issued in March 1997 in the Company's merger with Healthcare Acquisition Corp. (the "Merger") and were registered under the Securities Act of 1933, as amended (the "Securities Act").

         On November 30, 1998, there were 1,228,728 Warrants, 445,220 Rights to acquire Warrants and 8,845,740 shares of Common Stock issued and outstanding. On such date, the Warrants and Rights were held by 124 and 122 record holders, respectively, and approximately 124 and 122 beneficial owners, respectively. If all outstanding Warrants and Rights were exercised for shares of Common Stock on a one-for-one basis, the Common Stock into which such Warrants and Rights were converted would represent approximately 15.9% of the issued and outstanding Common Stock of the Company (excluding the effect of the exercise or conversion of the Company's other outstanding options and warrants). This percentage represents a significant potential dilution of the Common Stock upon exercise of the Warrants and Rights on or before March 25, 2001, the expiration date of the Warrants and Rights. The Company is making the Offer to eliminate the potential dilutive effect that would occur if the Warrants and Rights are exercised by the holders thereof.

         Owners of the Warrants and Rights are not under any obligation to accept the Offer to remit their Warrants and Rights to the Company pursuant to the Offer. Warrants and Rights that the Company acquires pursuant to the Offer will be retired and will not be reissued. If fewer than all of the Warrants and Rights are purchased pursuant to the Offer, the Company may, in its sole discretion, purchase any then outstanding Warrants and Rights through privately negotiated transactions, open market purchases, another tender offer or otherwise, on such terms and at such prices as the Company may determine from time to time, the terms of which could be the same as, or more or less favorable to warrantholders or rightholders than, the terms of the Offer. Any possible future purchases of Warrants or Rights by the Company will depend on many factors, including the market price of the Common Stock, the Company's business and financial position, alternative investment opportunities available, the results of the Offer and general economic and market conditions. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits the Company and its affiliates from purchasing any Warrants or Rights, other than pursuant to the Offer, until at least ten (10) business days after the Expiration Date.

         The Board of Directors (including the seven directors who are not employees of the Company and were present at the meeting) has unanimously authorized the Offer. The Offer gives warrantholders and rightholders the opportunity to sell their Warrants for cash without the usual transaction costs associated with sales. The Company will utilize cash generated from operations to fund the purchase of Warrants and Rights accepted for payment pursuant to the Offer.

         NOTWITHSTANDING THE FOREGOING, THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY WARRANTHOLDER OR RIGHTHOLDER SHOULD TENDER ANY OR ALL OF SUCH HOLDER'S WARRANTS OR RIGHTS PURSUANT TO THE OFFER. EACH WARRANTHOLDER OR RIGHTHOLDER MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER WARRANTS OR RIGHTS AND, IF SO, HOW MANY WARRANTS OR RIGHTS TO TENDER. The directors and executive officers of the Company (who beneficially own an aggregate of 516,465 Warrants and Rights to acquire an aggregate of 275,482 Warrants, representing approximately 30.9% of the total number of Warrants) have stated that they currently intend to tender their Warrants and Rights. See Section 8. Notwithstanding the foregoing, such directors and executive officers may tender or not tender their Warrants at their discretion.

SECTION 2. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of certain federal income tax considerations relevant to the purchase by the Company of the Warrants and Rights pursuant to the Offer. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations thereunder, administrative rulings and court decisions, all of which are subject to change (possibly retroactively). The summary does not address state, local, or foreign tax consequences, nor does it discuss federal income tax consequences to categories of warrantholders or rightholders subject to special rules, such as tax-exempt organizations, insurance companies, financial institutions, foreign persons, persons who hold Warrants or Rights as part of a "straddle" or "conversion" transaction and dealers in stocks and securities. In addition, this summary does not address the federal income tax consequences to warrantholders or rightholders other than the original warrantholders or rightholders. The Company does not intend to request a ruling from the Internal Revenue Service ("IRS") nor an opinion of counsel regarding any of the federal income tax matters discussed in this summary. ACCORDINGLY, BEFORE MAKING A DECISION TO TENDER A WARRANT OR RIGHT, EACH WARRANTHOLDER AND RIGHTHOLDER IS URGED TO CONSULT THE HOLDER'S OWN TAX ADVISOR AS TO THE FEDERAL INCOME AND OTHER TAX CONSEQUENCES TO THE HOLDER OF THE PURCHASE BY THE COMPANY OF A WARRANT OR RIGHT PURSUANT TO THE OFFER.

         Purchase of Warrant or Right. The purchase by the Company of a Warrant or Right pursuant to the Offer will be a taxable transaction to any tendering warrantholder or rightholder. If the Warrant or Right was not transferred to the holder in connection with the performance of services, the holder will recognize gain or loss equal to the difference between the Purchase Price of the Warrant or Right and the holder's adjusted tax basis in the Warrant or Right. Assuming that the Common Stock subject to the Warrant or Right would have been a capital asset (within the meaning of Section 1221 of the Code) if acquired by the holder, any gain or loss recognized will be capital in nature and will be long-term or short-term depending on the holding period of the Warrant or Right. The capital gain or loss will be long-term if the holder held the Warrant or Right for longer than one year. Otherwise, the capital gain or loss will be short-term. If the Warrant or Right was transferred to the holder in connection with the performance of services (and assuming that the Warrant or Right did not have a readily ascertainable fair market value at the time of grant), the holder will recognize ordinary income equal to the excess of the Purchase Price of the Warrant or Right over the amount, if any, paid by the holder for the Warrant or Right.

         Back-up Withholding. Federal income tax law requires that a warrantholder or rightholder whose tendered Warrants or Rights are accepted for exchange must provide the Company with his or her correct and properly certified taxpayer identification number ("TIN") or, in the alternative, establish a basis for exemption from backup withholding. Exempt holders (including, among others, corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. If the Company is not provided with the correct TIN or an adequate basis for exemption, the holder may be subject to penalty. Additionally, delivery to the holder of the purchase price for the Warrant or Right will be subject to backup withholding in an amount equal to 31% of the purchase price. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

SECTION 3. CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS; NO APPRAISAL RIGHTS

         The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Warrants or Rights as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition of Warrants or Rights pursuant to the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Warrants or Rights tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. In lieu of seeking such approval, the Company may determine to terminate the Offer as described in Section 8. The Company intends to make all required filings under the Exchange Act. The Company's obligations under the Offer to accept for payment, or make payment for, Warrants or Rights are subject to certain conditions. See Section 8.

         There is no stockholder, warrantholder or rightholder vote required in connection with the Offer.

         There are no appraisal rights available to holders of Warrants or Rights in connection with the Offer.

                                    THE OFFER

SECTION 4. EXPIRATION DATE; EXTENSION OF THE OFFER

         Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) all Warrants or Rights that are properly tendered on or before the Expiration Date (and not withdrawn in accordance with Section 6) at the Purchase Price. The term "Expiration Date" means 12:00 midnight, Austin, Texas time, on Wednesday, December 30, 1998, unless and until the Company shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See also Section 8 regarding certain conditions of the Offer.

         As described in Section 13, the Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by making public announcement of such extension. See Section 13. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

         If the Company increases the price to be paid for Warrants or Rights and the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice of such increase is first published, sent or given in the manner specified in Section 13, the Offer will be extended until the expiration of the ten business day period immediately following the date of such notice. For purposes of the Offer, "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Austin, Texas time.

         All Warrants and each Right to acquire a Warrant purchased pursuant to the Offer will be purchased at the Purchase Price in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase. All Warrants and Rights not purchased pursuant to the Offer, including Warrants and Rights tendered and withdrawn, will be promptly returned to the tendering warrantholders or rightholders at the Company's expense.

SECTION 5. PROCEDURE FOR TENDERING OF WARRANTS AND RIGHTS

         Proper Tender of Warrants and Rights. For Warrants and Rights to be properly tendered pursuant to the Offer, the Warrants and Rights, together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Company at its address set forth on the last page of this Offer to Purchase.

         A tender of Warrants or Rights made pursuant to any method of delivery set forth herein will constitute a binding agreement between the tendering warrantholder or rightholder and the Company upon the terms and conditions of the Offer. LETTERS OF TRANSMITTAL AND CERTIFICATES REPRESENTING WARRANTS SHOULD BE SENT DIRECTLY TO THE COMPANY.

         Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal if the Letter of Transmittal is signed by the registered owner of the Warrants or Rights tendered therewith, and payment and delivery are to be made directly to such registered owner at such owner's address shown on the records of the Company, or if Warrants are tendered for the account of a bank, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association (each such entity being hereinafter referred to as an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 2 of the Letter of Transmittal. If a Warrant or Right is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Warrants not purchased or tendered are to be issued, to a person other than the registered owner, the Warrants must be endorsed or accompanied by an appropriate power, in either case signed exactly as the name of the registered owner appears on the Warrant, with the signature on the Warrant or power guaranteed by an Eligible Institution. In all cases, payment for Warrants or Rights tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Company of such Warrants, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee, and any other required documents.

         THE METHOD OF DELIVERY OF THE WARRANTS OR RIGHTS IS AT THE ELECTION AND RISK OF THE TENDERING WARRANTHOLDER OR RIGHTHOLDER. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

         Federal Backup Withholding. Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of Federal income tax, the Company will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a warrantholder or rightholder or other payee pursuant to the Offer unless the warrantholder or rightholder or other payee provides such person's tax identification number (social security number or employer identification number) and certifies that such number is correct. Each tendering warrantholder or rightholder, other than a non-corporate foreign warrantholder or rightholder, should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company. Non-corporate foreign warrantholders or rightholders should generally complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Company, in order to avoid backup withholding. See Section 2.

         Determinations of Validity of Warrants or Rights; Rejection of Warrants or Rights; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Warrants or Rights will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance for payment of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Warrants or Rights. No tender of Warrants or Rights will be deemed to be properly made until all defects or irregularities have been cured or waived. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

SECTION 6. WITHDRAWAL RIGHTS

         Except as otherwise provided in this Section 6, a tender of Warrants or Rights pursuant to the Offer is irrevocable. Warrants or Rights tendered pursuant to the Offer may be withdrawn (a) at any time before the Expiration Date and (b) after January 29, 1999 unless accepted before such time for payment by the Company as described in the first paragraph of Section 7. If the Company extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Warrants or Rights or is unable to accept for payment or pay for Warrants or Rights pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Company may retain all Warrants or Rights tendered, and such Warrants or Rights may not be withdrawn except as otherwise provided in this Section 6, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer.

         For a withdrawal to be effective, the Company must timely receive (at its address set forth on the last page of this Offer to Purchase), by written, telegraphic or facsimile transmission, a notice of withdrawal. Such notice of withdrawal must specify the name of the person having tendered the Warrants or Rights to be withdrawn, the number of Warrants or Rights to be withdrawn and the name of the registered owner, if different from that of the person who tendered such Warrants or Rights. If the Warrants have been delivered or otherwise identified to the Company, then, prior to the release of such Warrants, the tendering warrantholder or rightholder must also submit the serial numbers shown on the particular Warrants, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Warrants tendered by an Eligible Institution).

         All questions as to the form and validity (including timely receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. Neither the Company nor any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. A withdrawal of a tender of Warrants or Rights may not be rescinded, and Warrants or Rights properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Warrants or Rights may, however, be re-tendered before the Expiration Date by again following the applicable procedures described in
Section 5.

SECTION 7. ACCEPTANCE FOR PAYMENT OF WARRANTS OR RIGHTS AND PAYMENT OF PURCHASE PRICE

         Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, the Company will purchase and pay the Purchase Price for all Warrants and for each Warrant acquirable upon exercise of a Right (subject to certain matters discussed in Section 4 and Section 13) as are properly tendered and not withdrawn as permitted in Section 6. For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Warrants and Rights which are tendered and not withdrawn when, as and if it gives oral or written notice to tendering warrantholders and rightholders of its acceptance of such Warrants or Rights for payment pursuant to the Offer. See Section 8 for regarding certain conditions of the Offer.

         Payment for Warrants and Rights pursuant to the Offer will be made by the Company to the tendering warrantholders and rightholders. Notwithstanding any other provision hereof, payment for Warrants and Rights accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Company of the accepted Warrants and Rights, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. Under no circumstances will interest be paid by the Company, regardless of any delay in making such payment.

         The Company will pay any stock transfer taxes with respect to the transfer and sale of Warrants and Rights to it pursuant to the Offer. If, however, (a) payment of the Purchase Price is to be made to any person other than the registered holder, (b) Warrants or Rights not tendered or accepted for purchase are to be registered in the name of any person other than the registered holder, (c) tendered Warrants or Rights are registered in the name of any person other than the person signing the Letter of Transmittal or (d) a transfer tax is imposed for any reason other than the transfer or sale of the Warrants or Rights to the Company pursuant to the Offer, then the amount of any transfer taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. See Instruction 3 of the Letter of Transmittal.

         ANY TENDERING WARRANTHOLDER, RIGHTHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN INDIVIDUAL, FORM W-8 OBTAINABLE FROM THE COMPANY) MAY BE SUBJECT TO REQUIRED U.S. FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH WARRANTHOLDER, RIGHTHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 5.

SECTION 8.  CERTAIN CONDITIONS OF THE OFFER

         Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Company's right to extend or otherwise amend the Offer at any time in its sole discretion, the Company shall not be required to accept for payment or make payment for any Warrant or Right tendered, and may terminate or amend the Offer, if before acceptance for payment or payment for any such Warrant or Right any of the following shall have occurred or shall have been determined to have occurred by the Company, whose determination shall be conclusive:

         (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, before any court or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, which (i) challenges or seeks to challenge the making of the Offer, the acquisition of Warrants or Rights pursuant to the Offer or otherwise relates in any manner to the Offer; or (ii) in the sole judgment of the Company, could materially adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company;

         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any government or governmental, regulatory or administrative authority, agency, tribunal, domestic or foreign, which in the Company's sole judgment, would or might directly or indirectly, (i) make the acceptance for payment of, or payment for, Warrants or Rights illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment, or pay for, Warrants or Rights; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

         (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index); (ii) any significant decline in the market prices of equity securities in the United States or abroad; (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iv) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States; (v) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of the Company, might affect, the extension of credit by banks or other lending institutions in the United States; (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the Company's business, operations or prospects; or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

         (d) any tender or exchange offer with respect to the Warrants or Rights (other than the Offer) or any other class of the Company's equity securities or any merger, acquisition, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any unaffiliated person or entity;

         (e) any change shall occur or be threatened in the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, which in the sole judgment of the Company, is or may be materially adverse to the Company; or

         (f) it shall have been publicly disclosed or the Company shall have learned that (i) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Common Stock (other than a person, entity, or "group" which had publicly disclosed such ownership in a Schedule 13D or 13G (or an amendment thereto) on file with the Commission prior to November 30,
         1998), (ii) any such person or group that on or prior to November 30, 1998, had filed such a Schedule with the Commission thereafter shall have acquired or shall propose to acquire beneficial ownership of additional shares of Common Stock representing 2% or more of the outstanding Common Stock, (iii) any new group shall have been formed which beneficially owns more than 5% of the outstanding Common Stock or
         (iv)any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities; and, in the sole judgment of the Company, in any such case and regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition, such event makes it inadvisable or undesirable to proceed with the Offer or with such acceptance for payment or payment.

         The foregoing conditions are for the sole benefit of the Company and may be asserted or waived by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion; provided, however, that the Exchange Act and the rules and regulations promulgated thereunder require that all conditions to the Offer, other than those relating to the receipt of certain necessary governmental approvals, must be satisfied or waived prior to the Expiration Date. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right or the waiver of any such right with respect to particular facts or circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above and any related judgment by the Company regarding the inadvisability of proceeding with the acceptance of payment or payment for any tendered Warrants or Rights will be final and binding on all parties.

SECTION 9. PRICE RANGE OF COMMON STOCK

         No active trading market for the Warrants or the Rights exists. The following table sets forth, for the fiscal quarters indicated, the range of high and low sales prices per share of Common Stock, as quoted on the Nasdaq National Market under the symbol "ENMC."


Quarterly Period                                                 High                  Low
----------------                                               --------             ---------

Fiscal year ended December 31, 1998
         1st Quarter .........................................  $5 5/16              $3 15/16
         2nd Quarter .........................................   5                    3 5/8
         3rd Quarter..........................................   4 5/8                2 1/8
         4th Quarter (through November 30, 1998)..............   3 7/8                2 3/16

                                                                 High                  Low
                                                               --------              --------
Fiscal year ended December 31, 1997
         1st Quarter (since March 25, 1997)...................  $5 1/4               $4 31/32
         2nd Quarter .........................................   5 1/8                3 9/16
         3rd Quarter..........................................   5 1/4                4 1/4
         4th Quarter..........................................   4 7/8                3 13/32


         On November 30, 1998, the closing sales price of the Common Stock as reported by the Nasdaq National Market was $3.8125 per share. Warrantholders and rightholders are urged to obtain a current market quotation for the Common Stock. As of November 30, 1998, the Company had issued and outstanding 1,228,728 Warrants and 445,220 Rights to acquire Warrants held by approximately 124 and 122 record holders and beneficial owners, respectively.

SECTION 10. CERTAIN INFORMATION CONCERNING THE COMPANY

         General. The Company through its primary operating subsidiary, Encore Orthopedics, Inc., designs, manufactures, markets and distributes orthopedic products and supplies. Its products are used primarily by orthopedic medical specialists to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and participation in sporting events. The Company's products cover a broad variety of orthopedic needs and include hip, knee and shoulder implants to reconstruct damaged joints and trauma products to repair bone fractures.

         Schedule A hereto sets forth the name, business address and present principal occupation or employment and any other material occupations, positions, offices or employments during the last five years of each director and executive officer of the Company.

         Summary Consolidated Financial Data. The summary consolidated financial data of the Company set forth below has been excerpted or derived form the financial statements and notes of the Company's Form 10-K for the years ended December 31, 1997 and December 31, 1996 and the Company's Form 10-Q for the quarter ended October 2, 1998. More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The summary consolidated financial information that follows is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents may be examined and copies may be obtained form the offices of the Commission as described in "--Additional Information."

                       CONSOLIDATED SUMMARY FINANCIAL DATA
             (amounts in thousands, except share and per share data)


                                                For the year ended December 31,  For the nine months ended
                                                ------------------------------  ---------------------------
                                                                                 October 2,    September 26,
STATEMENT OF INCOME DATA                             1997           1996            1998           1997
                                                  ----------     ----------      ----------     ----------
Sales .......................................     $   24,440     $   14,454      $   20,500     $   18,062
Cost of goods sold ..........................          7,936          6,058           6,688          5,849
Operating expenses ..........................         14,004          9,434          12,028         10,162
Operating income ............................          2,500          2,129           1,784          2,051
Net income ..................................          1,259          1,033           1,013            941
Basic earnings per share ....................     $      .16     $     (.04)     $      .11     $      .12
Shares used in computing basic earnings
per share ...................................          8,033          5,463           9,104          7,846
Diluted earnings per share ..................     $      .12     $     (.04)     $      .09     $      .09
Shares used in computing diluted
earnings per share ..........................         10,253          5,463          10,708         10,104

OTHER OPERATING DATA:
Ratio of earnings to fixed charges ..........     $     3.28     $     2.13      $     4.10     $     3.23

BALANCE SHEET DATA:
Cash ........................................     $        9     $      472      $        1     $       77
Current assets ..............................         19,135         15,388          22,675         19,682
Total assets ................................         25,721         20,275          30,294         26,170
Current liabilities .........................          4,453          5,376           5,272          4,077
Long-term debt, net of current portion ......          2,444          4,913           5,636          3,694
Total liabilities ...........................          7,697         11,389          10,956          8,571
Stockholders' equity ........................         18,024          6,589          19,338         17,599
Book value per common share .................     $     1.99     $      .65      $     2.11     $     1.95


         Additional Information. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. The Company has also filed an Issuer Tender Offer Statement on
Schedule 13E-4 with the Commission which include certain additional information relating to the Offer.

         For further information with respect to the Company and the Offer, reference is made to the Schedule 13E-4 and the exhibits thereto. Such Schedule and exhibits, along with reports and other information filed with the Commission, may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Statements contained in this Offer to Purchase as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed with the Commission, each such statement being qualified in all respects by such reference.

SECTION 11. SOURCE AND AMOUNT OF FUNDS

         Assuming that the Company purchases 1,228,728 outstanding Warrants and outstanding Rights to acquire 445,220 Warrants, pursuant to this Offer, the total amount required by the Company to purchase such Warrants and Rights at $0.25 per Warrant and to pay related fees and expenses will be approximately $450,000. See Section 14. The Company anticipates that it will fund the purchase of the Warrants and Rights pursuant to the Offer and the payment of related fees and expenses from cash generated from operations.

SECTION 12. TRANSACTIONS AND ARRANGEMENTS CONCERNING THE WARRANTS AND RIGHTS

         All of the outstanding Rights were issued in the Merger, and all of the outstanding Warrants were either issued in the Merger or upon exercise of Rights issued in the Merger.

         The Warrants were issued pursuant to a warrant agreement between the Company and Continental Stock Transfer and Trust Company, as warrant agent, and the Warrants are evidenced by warrant certificates in registered form. The Warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Common Stock or upon issuance of shares of Common Stock at prices lower than the market price of the Common Stock, with certain exceptions.

         As of November 30, 1998, there were 1,228,728 Warrants and Rights to acquire 445,220 Warrants outstanding. Each Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price of $7.00 at any time until 5:00 p.m., New York City time, on March 25, 2001.

         The Warrants and Rights do not confer upon the warrantholders and rightholders any voting or other rights of a stockholder of the Company. Upon notice to the warrantholders and rightholders, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants or Rights.

         Neither the Company nor any of its subsidiaries has effected any transactions in the Warrants or Rights since the issuance thereof in March 1997. Except as set forth below, no director or executive officer of the Company listed on Schedule A hereto, or any of subsidiaries or any associates of any of the foregoing, beneficially owns any Warrants or Rights or has effected any transactions in the Warrants or Rights since the issuance of the Warrants or Rights in March 1997.


                                                        NUMBER OF                          PERCENT OF WARRANTS
                                                        WARRANTS                           OUTSTANDING BEFORE
NAME                                               BENEFICIALLY OWNED                               OFFER
----                                               ------------------                      -------------------

Nick Cindrich (1)                                             251,264                              15.0%
Craig L. Smith, Ph.D. (2)                                      53,277                               3.2%
Kenneth Ludwig, Jr. (3)                                        43,591                               2.6%
Harry L. Zimmerman (4)                                         43,087                               2.6%
August Faske (3)                                               43,039                               2.6%
J.D. Webb, Jr. (3)                                             41,669                               2.5%
John H. Abeles, M.D.                                           21,178                               1.3%
Lamar F. Laster (5)                                             7,332                                  *
Dennis J. Enright (5)                                           5,998                                  *
Gregory J. Kaseeska (3)                                         4,030                                  *
Richard Martin (3)                                              1,333                                  *
Kenneth W. Davidson (3)                                           667                                  *
                                                              -------                              -----
          Total                                               516,465                              30.9%
------------

*   Less than one percent.

(1)  Includes 45,587 Warrants acquirable upon exercise of Rights.
(2)  Includes 51,811 Warrants acquirable upon exercise of Rights.
(3)  All of these Warrants are acquirable upon exercise of Rights.
(4)  Includes 39,755 Warrants acquirable upon exercise of Rights.
(5)  Includes 2,000 Warrants acquirable upon exercise of Rights.

         Neither the Company, any of its directors or executive officers hereto nor any of its subsidiaries is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer (whether or not legally enforceable) with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). The directors and executive officers or the Company (who beneficially own an aggregate of 516,465 Warrants, representing approximately 30.9% of the total number of Warrants) have stated that they currently intend to tender their Warrants and Rights. Notwithstanding the foregoing, such directors and executive officers may tender or not tender their Warrants and Rights at their discretion.

SECTION 13. EXTENSION OF THE TENDER PERIOD; TERMINATION; AMENDMENTS

         The Company expressly reserves the right, in its sole discretion, at any time or from time to time and regardless of whether or not any of the events set forth in Section 8 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, or payment for, any Warrants or Rights by giving oral or written notice of such extension and making a public announcement thereof. During any such extension, all Warrants or Rights previously tendered and not purchased or withdrawn will remain subject to the Offer, except to the extent that such Warrants or Rights may be withdrawn as set forth in Section 6. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer, not accept for payment and not make payment for any Warrants or Rights not theretofore accepted for payment or paid for upon the occurrence of any of the conditions specified in Section 8 by giving oral or written notice of such termination and making a public announcement thereof. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether or not any of the events set forth in Section 8 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect, including, without limitation, by increasing or decreasing the consideration offered in the Offer to owners of Warrants or Rights. Amendments to the Offer may be made at any time or from time to time by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to warrantholders or rightholders in a manner reasonably designed to inform warrantholders or rightholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

         If the Company materially changes the terms of the Offer or the information concerning the Offer, the Company will extend the Offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. If the Company increases the price to be paid for Warrants and the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that notice of such increase is first published, sent or given, the Offer will be extended until the expiration of such period of ten (10) business days.

SECTION 14. FEES AND EXPENSES

         Certain directors or executive officers of the Company may, from time to time, contact warrantholders or rightholders to provide them with information regarding the Offer. Such directors and executive officers will not make any recommendation to any warrantholder or rightholder as to whether to tender all or any Warrants or Rights and will not solicit the tender of any Warrants or Rights. The Company will not compensate any director or executive officer for this service.

         The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Warrants or Rights, except as otherwise provided in Instruction 3 of the Letter of Transmittal. See Section 7.

         Assuming all outstanding Warrants and Rights are tendered pursuant to the Offer, it is estimated that the expenses incurred by the Company in connection with the Offer will be approximately as set forth below. The Company will be responsible for paying all such expenses.


Printing and mailing fees...................  $  2,000

Filing fees.................................        84

Legal, accounting and miscellaneous.........    17,916

     Total..................................  $ 20,000
                                              ========


SECTION 15. MISCELLANEOUS

         The Offer is not being made to, nor will the Company accept tenders from, owners of Warrants or Rights in any jurisdiction in which the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. The Company is not aware of any jurisdiction where the making of the Offer or the tender of Warrants would not be in compliance with applicable law. If the Company becomes aware of any jurisdictions where the making of the Offer or the tender of Warrants is not in compliance with any applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Warrants or Rights residing in such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                               ENCORE MEDICAL CORPORATION
December 2, 1998

           SCHEDULE A. DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

         The following table sets forth the name, present principal occupation or employment and any other material occupations, positions, offices or employments (and business addresses thereof) during the last five years of each director and executive officer of the Company. The business address of each of the persons listed below is c/o Encore Medical Corporation, 9800 Metric Blvd., Austin, Texas 78758. Each such person is a citizen of the United States.



                                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                 NAME                             AND OTHER MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR
                                                          EMPLOYMENTS DURING THE LAST FIVE YEARS
-------------------------------------- -----------------------------------------------------------------------------
Nick Cindrich                          Nick Cindrich founded Encore Orthopedics, Inc. in March of 1992 and served as
                                       President from March 1992 until August 1992.  From August 1992 through August
                                       1994, Mr. Cindrich was self-employed as a business consultant.  From August 1994 to March 1997, he has served as the Chief Executive Officer and Chairman of the
                                       Board of Directors of Encore Orthopedics, Inc. and since March 1997, has served as the Chief Executive Officer and Chairman of the Board of the Company.

Craig L. Smith, Ph.D.                  Craig L. Smith, Ph.D. was a director of Encore Orthopedics, Inc. from July 1992 to
                                       March 1997, and was President from August 1992 to March 1997.  He has served in these positions for the Company since March 1997.  Dr. Smith first joined Encore
                                       Orthopedics, Inc. as its Vice President of Research and Development in April 1992.
                                       Dr. Smith serves on the Board of Spinal Dynamics, Inc., a privately owned company.

August Faske                           August Faske, Vice President - Finance and Chief Financial Officer joined Encore
                                       Orthopedics, Inc. in April 1992.

Gregory J. Kaseeska, CPIM              Gregory J. Kaseeska, CPIM: Vice President - Operations joined Encore
                                       Orthopedics, Inc. in March 1993 as the Materials Manger, with responsibilities for inventory control and production control  He was promoted to Vice President -
                                       Operations of the Company in March 1998.

Kenneth J. Ludwig, Jr.                 Kenneth J. Ludwig, Jr., Vice President - Investor Relations and Business
                                       Development joined Encore Orthopedics, Inc. in April 1992.

J.D. Webb, Jr.                         J.D. Webb, Jr., Vice President - Research and Development joined Encore
                                       Orthopedics, Inc. in April 1992.

Harry L. Zimmerman                     Harry L. Zimmerman, Vice President - Legal Affairs and Secretary joined Encore
                                       Orthopedics, Inc. in April 1994.  From 1992 to April 1994, Mr. Zimmerman was
                                       associated with the law firm of Winstead Sechrest & Minick, P.C., a law firm based in Texas, where he was responsible for the corporate, tax and real estate practices.

John H. Abeles, M.D.                   John H. Abeles, M.D. was President, Treasurer and a director of Healthcare
                                       Acquisition Corp. ("HCAC") prior to the merger between Encore Orthopedics, Inc.
                                       and Healthcare Acquisition, Inc., a wholly owned subsidiary of HCAC (the "Merger")
                                       and has served as a Director of the Company since the Merger occurred in March
                                       1997.  Since 1980, Dr. Abeles has been President of MedVest Inc., which has provided consulting services to, and has been active in the founding and financing of, emerging companies, principally in the healthcare industry.  Dr. Abeles is currently a member of the board of directors of Oryx Technology Corporation, DUSA
                                       Pharmaceuticals, Inc., PharmaPrint Corporation and I-Flow Corporation.



Kenneth W. Davidson                    Kenneth W. Davidson was a director of Encore from November 1996 to March
                                       1997 and became a director of the Company in March 1997.  Mr. Davidson has served as Chairman, President and CEO of Maxxim Medical, Inc. from November
                                       1986 to the present.

Dennis J. Enright                      Dennis J. Enright was a director of Encore Orthopedics, Inc. from August 1994 to
                                       March 1997 and became a director of the Company in March 1997.  Mr. Enright was employed by 3M as Staff Vice President, Technology Development and had
                                       been with 3M since 1965 until he retired in 1995.

Jay M. Haft                            Jay M. Haft was Chairman of the Board and Secretary of HCAC prior to the
                                       Merger and has served as a Director of the Company since the Merger occurred in
                                       March 1997.  He is Managing General Partner of Gen Am "1" Venture Fund, an
                                       international venture capital fund.  Mr. Haft is also a director of Robotic Vision
                                       Systems, Inc. (OTC), Noise Cancellation Technologies, Inc. (OTC), Extech, Inc.
                                       (OTC), Viragen, Inc. (OTC), PC Service Source, Inc. (OTC), DUSA
                                       Pharmaceuticals, Inc. (OTC), Oryx Technology Corp. (OTC), Thrift Management,
                                       Inc. (OTC) and Conserver Corporation of America (OTC). He serves as Chairman of the Board of Noise Cancellation Technologies, Inc. and Extech, Inc. He is
                                       currently of counsel to Parker Duryee Rosoff & Haft, in New York, New York. He
                                       was previously a senior corporate partner of such firm (1989-1994), and prior to that a founding partner of Wofsey, Certilman, Haft et al. (1966-1988).

Joel S. Kanter                         Joel S. Kanter was a director of the HCAC prior to the Merger and has served as a
                                       Director of the Company since the Merger occurred in March 1997.  Since
                                       February 1995, Mr. Kanter has been President and a director of Walnut Financial
                                       Services, Inc., a financial service and consulting firm listed on the Nasdaq
                                       SmallCap Market, and Walnut Capital Corp., a venture capital firm listed on the
                                       Nasdaq SmallCap Market that has provided financing and consulting services to companies in the healthcare industry. In 1996, Mr. Kanter was also named chief executive officer of these companies. Mr. Kanter is also currently a consultant to
                                       Universal Partners, L.P., which specializes in the provision of bridge financing to small and medium sized corporations. From 1988 through February 1995, Mr.
                                       Kanter was a consultant to Walnut Capital Corp. and from 1986 through the present, Mr. Kanter has served as the President of Windy City, Inc., and currently serves as a director of Transglobal Services, Inc., formerly known as Concept
                                       Technologies, Inc., GranCare, Inc., I-Flow Corporation, MEDCROSS, Inc. and
                                       Osteoimplant Technologies, Inc.

Lamar F. Laster                        Lamar F. Laster was a director of Encore Orthopedics, Inc., the Company's predecessor, from August 1994 to March 1997 and became a director of the
                                       Company in March 1997.  Mr. Laster is currently Chief Executive Officer of
                                       Lamarz Interests, Inc., a Houston-based financial consulting and investment firm, with which he has been associated since 1994.  Previously he served as Executive
                                       Vice President and Chief Operating Officer of STAAR Surgical Company
                                       ("STAAR") from October 1989 to February 1994, and he was Chairman of the
                                       Board of STAAR from June 1990 to February 1994.  He was also Vice President of
                                       Finance and Chief Financial Officer of STAAR from November 1987 to October
                                       1989.  He served as a director of STAAR beginning in 1984.

Richard Martin, Ph.D.                  Richard Martin, Ph.D. was a director of Encore Orthopedics, Inc.  from February 1996 to March 1997 and became a director of the Company in March 1997.  Dr. Martin is currently Chairman and Chief Executive Officer of Physio-Control International
                                       Corporation, positions that he has held since 1991.

         Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, Warrants, Rights and any other required documents should be sent or delivered by each warrantholder or rightholder of the Company or such holder's broker, dealer, commercial bank or trust company to the Company.


                           ENCORE MEDICAL CORPORATION
                              9800 Metric Boulevard
                               Austin, Texas 78758
                      Attn: Vice President - Legal Affairs
                                 (512) 832-9500
                              (512) 834-6310 (fax)